Exhibit 99.1

Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-240-7971

Graphic Packaging Holding Company Reports Strong Fourth Quarter and Full Year 2014 Results;
Announces Dividend and Share Repurchase Capital Allocation Plan
Fourth Quarter Highlights

•	Q4 Adjusted Earnings per Diluted Share increased to $0.21 versus $0.17 in the prior year period.

•	Q4 Adjusted EBITDA increased to $171.8 million versus $158.3 million in the prior year period.

•	Company initiates $0.05 per share quarterly dividend and $250 million share repurchase program.

•	Company acquires folding carton converting and paperboard mill assets of Cascades’ Norampac Division.

•	Company acquires Rose City Printing and Packaging, Inc.

ATLANTA, GA, February 5, 2015. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of packaging solutions to food, beverage and other consumer products companies, today reported Net Income for fourth quarter 2014 of $41.5 million, or $0.13 per share, based upon 331.0 million weighted average diluted shares. This compares to fourth quarter 2013 Net Income of $46.0 million, or $0.13 per share, based on 344.8 million weighted average diluted shares.
Including the tax impact, fourth quarter 2014 Net Income was negatively impacted by $28.6 million of special charges (the largest charges relating to the refinancing and retirement of the Company’s 2018 Bonds and the amendment and extension of the Company’s senior secured credit facility). When adjusting for these charges, Adjusted Net Income for the fourth quarter of 2014 was $70.1 million, or $0.21 per diluted share. This compares to fourth quarter 2013 Adjusted Net Income of $58.6 million or $0.17 per diluted share.
For the full year 2014, Net Income was $89.7 million, or $0.27 per diluted share, based on 330.5 million weighted average diluted shares. This compares to 2013 Net Income of $146.6 million or $0.42 per diluted share, based on 349.7 million weighted average diluted shares. Including the tax impact, full year 2014 Net Income was negatively impacted by $148.4 million of special charges (the largest charges relating to the loss on the sale of the Company’s multi-wall bag and label businesses earlier in the year). When adjusting for these charges, 2014 Adjusted Net Income was $238.1 million or $0.72 per diluted share, compared to full year 2013 Adjusted Net Income of $181.4 million, or $0.52 per diluted share.

“We delivered record fourth quarter results in what continues to be a challenging operating environment,” said Chairman, President and CEO David Scheible. “Excluding the divested businesses, sales in our ongoing operations increased 5.6% and we continue to gain share in many of our markets. Adjusted EBITDA margin increased 250 basis points to a fourth quarter record of 17.2% and we generated over $130 million of net debt reduction in the fourth quarter, meeting our full year commitment to deliver $350 million of cash available for net debt reduction. These strong results are the outcome of our efforts over the last 18 months to exit lower margin businesses and to refocus our resources on our core paperboard packaging segment. At the same time, we continued to execute on our continuous improvement programs across the organization and achieved almost $60 million of margin enhancing performance improvements in 2014.”
Mr. Scheible continued, “Graphic Packaging’s financial performance and balance sheet have strengthened considerably over the past several years. We are now in a position to return cash to stockholders while still maintaining financial flexibility to execute our strategic plan, further strengthen our balance sheet and invest for future growth. I am happy to announce that Graphic Packaging’s Board of Directors has approved the initiation of a $0.05 per share quarterly dividend while also providing the flexibility to return additional cash to stockholders through a $250 million share repurchase program.”
“Investing in high return projects and strategic acquisitions remains a core part of our growth strategy. The previously announced acquisition of the folding carton converting and paperboard mill assets of Cascades’ Norampac division closed earlier this week. We are extremely excited as these assets enable us to extend our customer reach in Canada. I am also happy to say that subsequent to year end, we acquired Rose City Printing and Packaging, Inc., which includes two state-of-the-art folding carton converting facilities located just outside Portland, Oregon. This acquisition increases our integrated west coast presence allowing us to better serve new and existing customers.”
Capital Allocation Plan
The Company’s recently approved capital allocation plan includes the initiation of a $0.05 per share quarterly dividend. The first cash dividend is payable April 5, 2015 to stockholders of record on March 15, 2015.
The capital allocation plan also includes a share repurchase program under which management may repurchase up to $250 million of shares from time to time through open market purchases, privately negotiated transactions and Rule 10b5-1 plans in accordance with applicable securities laws. The purchases, if made, will occur from time to time depending on market conditions.

Completion of Acquisitions
On January 2, 2015, the Company acquired Rose City Printing and Packaging, Inc. through the purchase of all issued and outstanding stock of Rose City Holding Company. The acquisition includes two state-of-the art folding carton converting facilities located just outside Portland, OR. The purchase of Rose City enhances Graphic Packaging’s folding carton manufacturing footprint on the west coast and allows for further integration of Graphic Packaging’s SUS and CRB mill production.

On February 4, 2015, the Company completed the acquisition of the folding carton and paperboard mill assets of Cascades’ Norampac Division. The acquisition includes three Canadian folding carton converting facilities, a CRB mill and an SBS substitute mill. The purchase allows the Company to extend its scope into Canada, broaden its customer base and offer its current customers a wider range of products.

Operating Results
Net Sales
Net Sales decreased 6.9% to $1,001.1 million in the fourth quarter 2014, compared to $1,074.9 million in the prior year period. Excluding $127.3 million of sales in the prior year period from divested businesses, Net Sales increased $53.5 million or 5.6%. The increase was driven by $49.3 million of improved volume/mix and $16.4 million of higher pricing. The sales increase was partially offset by $12.2 million of unfavorable exchange rates.
Full year 2014 Net Sales decreased 5.3% to $4,240.5 million compared to $4,478.1 million in 2013. Excluding $388.1 million of sales in 2013 from divested businesses, Net Sales increased $150.5 million or 3.7%. The increase was driven by $78.1 million of higher pricing and $75.2 million of improved volume/mix. The sales increase was partially offset by $2.8 million of unfavorable exchange rates.
Attached is supplemental data showing Net Tons Sold, Net Sales and Income (Loss) from Operations for the Paperboard Packaging Segment for each quarter of 2014 and 2013.

EBITDA
EBITDA for fourth quarter 2014 was $145.5 million, or $5.5 million higher than the fourth quarter of 2013. When adjusting for special charges, Adjusted EBITDA increased 8.5% to $171.8 million in the fourth quarter of 2014 from $158.3 in the fourth quarter of 2013. When comparing against the prior year quarter, Adjusted EBITDA in the fourth quarter of 2014 was positively impacted by $16.4 million of higher pricing, $12.0 million of improved net operating performance and $1.7 million of favorable volume/mix. These benefits were partially offset by $6.3 million from divested businesses, $5.0 million in other costs, primarily for labor and benefits, $4.7 million of unfavorable exchange rates and $0.6 million of commodity inflation.
Full year 2014 EBITDA decreased 20.9% to $497.3 million from $628.7 million in 2013. When adjusting for special charges, Adjusted EBITDA increased 6.1% to $710.8 million in 2014 from $670.2 million in 2013. When comparing against 2013, Adjusted EBITDA in 2014 was positively impacted by $78.1 million of higher pricing, $57.5 million of improved net operating performance and $4.3 million of favorable volume/mix. These benefits were partially offset by $40.4 million of commodity inflation, $35.2 million other costs, primarily for labor and benefits, $18.5 million from divested businesses and $5.2 million of unfavorable exchange rates.

Other Results
Total Net Debt at the end of 2014 was $1,892.7 million, or $308.7 million lower than at the end of 2013. After adjusting for net acquisition and divestiture activities and capital market activities, cash available for net debt reduction would have been in excess of $350 million. The Company's year-end 2014 Net Leverage Ratio dropped to 2.66 times Adjusted EBITDA from 3.28 times Adjusted EBITDA at the end of 2013. At December 31, 2014, the Company had available domestic liquidity of $1,058.2 million, including the undrawn availability under its $1.25 billion revolving credit facility.
In October 2014, the Company amended and extended its senior secured credit facility. The amendment extended the facility’s maturity date by one year and lowered pricing by 25 basis points, currently at 150 basis points. This action is expected to result in more than $3 million of lower annual interest expense. During November 2014, the Company also completed the issuance and sale of $250 million principal amount of 4.875% Notes due 2022. The proceeds were used to redeem the Company’s $250 million 7.875% Senior Notes due in 2018. The refinancing is expected to result in net annual interest savings of approximately $7 million.
Net Interest Expense was $18.7 million in fourth quarter 2014, compared to $21.5 million in fourth quarter 2013. Full year 2013 Net Interest Expense was $80.7 million compared to $101.9 million in 2013. The decrease was due to both lower debt balances and lower overall interest rates.
Capital expenditures for fourth quarter 2013 were $50.0 million compared to $56.0 million in the fourth quarter of 2013. For full year 2014, capital expenditures were $201.4 million compared to $209.2 million in 2013.
Fourth quarter 2014 Income Tax Expense was $14.5 million compared to a benefit of $3.5 million in the fourth quarter of 2013. For the full year 2014, Income Tax Expense was $45.4 million compared to $67.4 million in 2013. As of December 31, 2014, the Company had approximately $712 million of NOLs for U.S. federal income tax purposes, which may be used to offset future taxable income.
Please note that a tabular reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Total Net Debt is attached to this release.
Earnings Call
The Company will host a conference call at 10:00 am eastern time today (February 5, 2015) to discuss the results of fourth quarter and full year 2014. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID #63098186). Listeners may also access the audio webcast, along with a slide presentation, at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 855-859-2056.

Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, payment of dividends and possible share repurchases, interest expense savings and assessments regarding the use of the Company's NOLs are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, the Company’s debt level, currency movements and other risks of conducting business internationally, the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Atlanta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies.  The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard and specialty packaging. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2014	2013	2014	2013
Net Sales	$1,001.1	$1,074.9	4,240.5	$4,478.1
Cost of Sales	816.4	901.5	3,453.3	3,752.5
Selling, General and Administrative	86.5	94.3	365.5	384.3
Other Income, Net	(2.4)	(2.1)	(3.7)	(13.4)
Restructuring and Other Special Charges	11.9	18.2	197.6	13.1
Income from Operations	88.7	63.0	227.8	341.6
Interest Expense, Net	(18.7)	(21.5)	(80.7)	(101.9)
Loss on Modification or Extinguishment of Debt	(14.4)	—	(14.4)	(27.1)
Income before Income Taxes and Equity Income of Unconsolidated Entities	55.6	41.5	132.7	212.6
Income Tax (Expense) Benefit	(14.5)	3.5	(45.4)	(67.4)
Income before Equity Income of Unconsolidated Entities	41.1	45.0	87.3	145.2
Equity Income of Unconsolidated Entities	0.4	0.3	1.7	1.5
Net Income	$41.5	$45.3	89.0	$146.7
Net Income (Loss) Attributable to Noncontrolling Interests	—	0.7	0.7	(0.1)
Net Income Attributable to Graphic Packaging Holding Company	$41.5	$46.0	89.7	$146.6

Net Income Per Share Attributable to Graphic Packaging Holding Company - Basic	$0.13	$0.13	$0.27	$0.42
Net Income Per Share Attributable to Graphic Packaging Holding Company - Diluted	$0.13	$0.13	$0.27	$0.42

Weighted Average Number of Shares Outstanding - Basic	329.0	341.0	328.6	347.3
Weighted Average Number of Shares Outstanding - Diluted	331.0	344.8	330.5	349.7

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
In millions, except share and per share amounts	2014	2013

ASSETS
Current Assets:
Cash and Cash Equivalents	$81.6	$52.2
Receivables, Net	408.3	412.8
Inventories, Net	521.8	557.1
Deferred Income Tax Assets	177.2	171.3
Other Current Assets	32.0	38.8
Total Current Assets	1,220.9	1,232.2
Property, Plant and Equipment, Net	1,546.8	1,678.9
Goodwill	1,118.1	1,125.4
Intangible Assets, Net	385.6	467.0
Other Assets	59.9	55.8
Total Assets	$4,331.3	$4,559.3

LIABILITIES
Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$32.2	$77.4
Accounts Payable	424.9	428.3
Other Accrued Liabilities	219.6	205.5
Total Current Liabilities	676.7	711.2
Long-Term Debt	1,942.1	2,176.2
Deferred Income Tax Liabilities	309.3	329.9
Other Noncurrent Liabilities	390.9	268.4

Redeemable Noncontrolling Interests	—	11.3

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 327,044,500 and 324,742,642 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	3.3	3.2
Capital in Excess of Par Value	1,796.5	1,789.9
Accumulated Deficit	(452.9)	(542.6)
Accumulated Other Comprehensive Loss	(334.6)	(188.2)
Total Shareholders' Equity	1,012.3	1,062.3
Total Liabilities and Shareholders' Equity	$4,331.3	$4,559.3

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	December 31,
In millions	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	89.0	$146.7
Noncash Items Included in Net Income:
Depreciation and Amortization	270.0	277.4
Deferred Income Taxes	33.1	62.7
Amount of Postretirement Expense Less Than Funding	(46.3)	(12.4)
Loss (Gain) on the Sale of Assets	173.6	(26.6)
Other, Net	47.4	32.5
Changes in Operating Assets & Liabilities	(40.2)	(22.3)
Net Cash Provided by Operating Activities	526.6	458.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(201.4)	(209.2)
Proceeds from Government Grant	26.9	—
Acquisition of Businesses	(190.7)	—
Cash Acquired Related to Acquisitions	16.9	—
Proceeds Received from the Sale of Assets, Net of Selling Costs	170.8	73.5
Other, Net	(5.7)	(8.7)
Net Cash Used in Investing Activities	(183.2)	(144.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of Common Stock	—	(200.0)
Proceeds from Issuance or Modification of Debt	250.0	425.0
Retirement of Long-Term Debt	(247.7)	(425.0)
Payments on Debt	(214.6)	(71.3)
Borrowings under Revolving Credit Facilities	1,957.9	1,729.2
Payments on Revolving Credit Facilities	(2,012.2)	(1,738.0)
Redemption and Early Tender Premiums and Debt Issuance Costs	(16.8)	(29.9)
Repurchase of Common Stock related to Share-Based Payment	(14.7)	(11.2)
Other, Net	(10.7)	10.1
Net Cash Used In Financing Activities	(308.8)	(311.1)

Effect of Exchange Rate Changes on Cash	(5.2)	(1.8)

Net Increase in Cash and Cash Equivalents	29.4	0.7
Cash and Cash Equivalents at Beginning of Period	52.2	51.5
Cash and Cash Equivalents at End of Period	81.6	$52.2

Reconciliation of Non-GAAP Financial Measures
The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Total Net Debt. Adjusted EBITDA and Adjusted Net Income exclude charges associated with: the Company's business combinations, sale or shutdown of assets, other special (credits) charges and the modification or extinguishment of debt. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2014	2013	2014	2013
Net Income Attributable to Graphic Packaging Holding Company	$41.5	$46.0	$89.7	$146.6
(Subtract) Add:
Net (Loss) Income Attributable to Noncontrolling Interests	—	(0.7)	(0.7)	0.1
Income Tax Expense (Benefit)	14.5	(3.5)	45.4	67.4
Equity Income of Unconsolidated Entities	(0.4)	(0.3)	(1.7)	(1.5)
Interest Expense, Net	18.7	21.5	80.7	101.9
Depreciation and Amortization	71.2	77.0	283.9	314.2
EBITDA	145.5	140.0	497.3	628.7
Loss (Gain) on Sale of Assets	7.4	—	180.1	(17.9)
Charges Associated with Business Combinations and Other Special Charges	4.5	18.3	19.0	32.3
Loss on Modification or Extinguishment of Debt	14.4	—	14.4	27.1
Adjusted EBITDA	$171.8	$158.3	$710.8	$670.2

Net Income Attributable to Graphic Packaging Holding Company	$41.5	$46.0	$89.7	$146.6
Loss (Gain) on Sale of Assets	7.4	—	180.1	(17.9)
Charges Associated with Business Combinations and Other Special Charges	4.5	18.3	19.0	32.3
Accelerated Depreciation Related to Shutdown	—	—	—	3.5
Loss on Modification or Extinguishment of Debt	14.4	—	14.4	27.1
Tax Impact on Non-recurring Items	2.3	(5.7)	(65.1)	(10.2)
Adjusted Net Income	$70.1	$58.6	$238.1	$181.4

Adjusted Earnings Per Share - Basic	$0.21	$0.17	$0.72	$0.52

Adjusted Earnings Per Share - Diluted	$0.21	$0.17	$0.72	$0.52

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2014	2013	2014	2013
Net Sales	$1,001.1	$1,074.9	$4,240.5	$4,478.1
Net Sales related to divestitures	—	(127.3)	—	(388.1)
Adjusted Net Sales	$1,001.1	$947.6	$4,240.5	$4,090.0

Adjusted EBITDA Margin (Adjusted EBITDA/Adjusted Net Sales)	17.2%	16.7%	16.8%	16.4%

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	December 31,	December 31,	December 31,
In millions	2014	2013	2012
Net Income Attributable to Graphic Packaging Holding Company	$89.7	$146.6	$122.6
(Subtract) Add:
Net (Loss) Income Attributable to Noncontrolling Interests	(0.7)	0.1	(2.5)
Income Tax Expense	45.4	67.4	82.5
Equity Income of Unconsolidated Entities	(1.7)	(1.5)	(2.3)
Interest Expense, Net	80.7	101.9	111.1
Depreciation and Amortization	283.9	314.2	297.6
EBITDA	497.3	628.7	609.0
Loss (Gain) on Sale or Shutdown of Assets, Net	180.1	(17.9)	3.0
Charges Associated with Business Combinations and Other Special Charges	19.0	32.3	24.4
Loss on Modification or Extinguishment of Debt	14.4	27.1	11.0
Adjusted EBITDA	$710.8	$670.2	$647.4

	December 31,	December 31,	December 31,
Calculation of Net Debt	2014	2013	2012
Short-Term Debt and Current Portion of Long-Term Debt	$32.2	$77.4	$79.8
Long-Term Debt	1,942.1	2,176.2	2,253.5
Less:
Cash and Cash Equivalents	(81.6)	(52.2)	(51.5)
Total Net Debt	$1,892.7	$2,201.4	$2,281.8

Net Leverage Ratio (Net Debt/Adjusted EBITDA)	2.66	3.28	3.52

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2014
Net Tons Sold (000's)
Paperboard Packaging	624.2	654.4	679.4	666.1
Flexible Packaging	**	**	**	**

Net Sales ($ Millions):
Paperboard Packaging	$964.7	$1,009.1	$1,050.0	$1,001.1
Flexible Packaging	108.0	107.6	—	—
Total	$1,072.7	$1,116.7	$1,050.0	$1,001.1

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$87.0	$119.3	$112.3	$95.3
Flexible Packaging	(7.3)	(172.2)	—	(6.6)
Total	$79.7	$(52.9)	$112.3	$88.7

2013
Net Tons Sold (000's)
Paperboard Packaging	653.1	663.4	683.2	637.7
Flexible Packaging	**	**	**	**

Net Sales ($ Millions):
Paperboard Packaging	$959.4	$994.9	$1,021.2	$963.5
Flexible Packaging	141.1	144.8	141.8	111.4
Total	$1,100.5	$1,139.7	$1,163.0	$1,074.9

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$91.8	$91.6	$99.9	$70.7
Flexible Packaging	(6.6)	(3.9)	5.8	(7.7)
Total	$85.2	$87.7	$105.7	$63.0
** Not meaningful